Exhibit 10.28

August 7, 2014
Wells Fargo Bank, National Association
Wells Fargo Center
1901 Harrison Street, 2nd Floor
MAC A0227-020
Oakland, California 94612

Citigroup Global Markets Realty Corp.
388 Greenwich Street
19th Floor
New York, New York 10013

Re:
Loan Agreement, dated as of the date hereof (the “Loan Agreement”), by and among 333 SOUTH HOPE CO. LLC (“333 Hope”) and 333 SOUTH HOPE PLANT LLC (“333 Plant”), each a Delaware limited liability company, having an address at c/o Brookfield Properties Inc., Brookfield Place, 250 Vesey Street, 15th Floor, New York, NY 10281, (333 Hope and 333 Plant, individually and collectively, as the context may require, together with each of their permitted successors and/or assigns, “Borrower”), WELLS FARGO BANK, NATIONAL ASSOCIATION, having an address at Wells Fargo Center, 1901 Harrison Street, 2nd Floor, MAC A02227 020 Oakland, California 94612 (together with its successors and assigns, “WFB”), and CITIGROUP GLOBAL MARKETS REALTY CORP., a New York corporation, having an address at 388 Greenwich Street, 19th Floor, New York, New York 10013 (together with its successors and/or assigns, “Citi”; WFB and Citi, individually and/or collectively, as the context may require, “Lender”).

Ladies and Gentlemen:
Reference is made to the Loan Agreement. Capitalized terms not defined herein shall have the meanings assigned to them in the Loan Agreement. This letter shall confirm our agreement as follows:
Lender, subject to the satisfaction of the other conditions precedent to the making of the Loan, is willing to fund the Loan, subject to Borrower’s compliance with the terms of this letter. Accordingly, to induce Lender to make the Loan and in consideration of Lender’s making the Loan, the sufficiency of such consideration being hereby acknowledged, if required by any Rating Agency in connection with the issuance of any Securities, Borrower hereby agrees to replace the Reserve Guaranty with cash deposits to the Specified Reserve if Lender, in its sole and absolute discretion believes that its ability to enter into any Secondary Market Transaction is negatively impacted by the existence of the Reserve Guaranty in lieu of cash deposits into the Specified Reserve.
Borrower shall pay any and all costs and expenses incurred by Borrower in connection with the foregoing. Borrower shall pay or reimburse Lender for the reasonable legal fees and disbursements of Lender’s counsel in connection with the foregoing.
Borrower’s failure to comply with the foregoing shall, at Lender’s option, constitute an Event of Default, whereupon Lender shall be entitled to exercise any or all of the rights and remedies available to it under the Loan Documents or under applicable law.
The terms and conditions of this letter shall survive, and continue in full force and effect after, the Loan closing. In the event of any conflict or inconsistency between the terms of this letter and the terms of the Loan Agreement, the terms of this letter shall govern and control.
This letter together with the Loan Agreement and the other Loan Documents constitute the entire agreement among the parties concerning their subject matter.
This letter may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
This letter may not be amended or any provision hereof waived or modified except by an agreement in writing signed by the party against whom enforcement is sought. This letter shall be governed by, and construed in accordance with, the laws of the State New York.

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IN WITNESS WHEREOF, Borrower has duly executed this letter as of the day and year first above written.

BORROWER: 333 SOUTH HOPE CO. LLC, a Delaware limited liability company By: /s/ JASON KIRSCHNER Name: Jason Kirschner Title: Vice President, Finance

333 SOUTH HOPE PLANT LLC, a Delaware limited liability company By: /s/ JASON KIRSCHNER Name: Jason Kirschner Title: Vice President, Finance

Side Letter – Signature Page